Exhibit (e)

DIVIDEND REINVESTMENT PLAN

OF

ARES DYNAMIC CREDIT ALLOCATION FUND, INC.

effective as of October 25, 2012

Ares Dynamic Credit Allocation Fund, Inc., a Maryland corporation (the “Fund”), hereby adopts the following plan (the “Plan”) with respect to the cash portion of dividends and distributions (collectively, “Cash Dividends”) declared by its Board of Directors (the “Board of Directors”) on shares of its common stock, par value $0.001 per share (the “Common Stock”):

1.	Unless a shareholder of record (a “shareholder”) specifically elects to receive cash as set forth below, all Cash Dividends shall be payable in shares of the Common Stock of the Fund, and no action shall be required on such shareholder’s part to receive a Cash Dividends in Common Stock. All shareholders are deemed to be participants in the Plan (“Participants”) unless they specifically elect not to participate in the Plan by notifying the Plan Administrator pursuant to the instructions in Section 8 hereof.

2.	State Street Bank and Trust Company, as plan agent (the “Plan Administrator”), serves as agent for the Participants of the Fund in administering the Plan. The shares are acquired by the Plan Administrator for a Participant’s account, depending upon the circumstances described below, either (i) through receipt of additional authorized and unissued Common Stock from the Fund (“Newly Issued Shares”) or (ii) by purchase of outstanding shares of Common Stock on the open market (“Open-Market Purchases”) on the New York Stock Exchange (“NYSE”) or elsewhere. If, on a Fund dividend payment date, the Fund’s net asset value per share is equal to or less than the market price per share for a share of Common Stock on the NYSE plus estimated brokerage commissions (such condition being referred to as “market premium”), the Plan Administrator will invest the dividend amount in Newly Issued Shares on behalf of the Participant. The number of Newly Issued Shares to be credited to the Participant’s account will be determined by dividing the dollar amount of the dividend by the Fund’s net asset value per share on the date the shares are issued, unless the Fund’s net asset value per share is less than 95% of the then current market price on the NYSE of a share of Common Stock, in which case the dollar amount of the dividend will be divided by 95% of the then current market price on the NYSE of a share of Common Stock. If on the dividend payment date the Fund’s net asset value per share is greater than the market price on the NYSE of a share of Common Stock (such condition being referred to as “market discount”), the Plan Administrator will invest the dividend amount in Common Stock acquired on behalf of the Participant in Open-Market Purchases.

3.	A shareholder may, however, elect to receive any Cash Dividends in cash. To exercise this option, such shareholder shall notify the Plan Administrator in writing or by telephone (pursuant to the instructions in Section 8 hereof) so that such notice is received by the Plan Administrator no later than 1:00 p.m. Eastern time, no less than 10 days prior to the record date fixed by the Board of Directors for the Cash Dividend involved. Persons who hold their shares of Common Stock through a broker or other nominee and who wish to elect to receive any Cash Dividends in cash must contact their broker or nominee.

4.	The Plan Administrator will set up a Plan account for shares acquired pursuant to the Plan for each Participant. The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. In the case of shareholders such as banks, brokers or nominees that hold Common Shares for others who are the beneficial owners, the Plan Administrator will administer the Plan on the basis of the number of shares of Common Stock certified from time to time by the record shareholder and held for the account of beneficial owners who participate in the Plan.

5.	The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable. Each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Fund and dividends and distributions on fractional shares will be credited to each Participant’s Plan account.

6.	In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the shares or other securities held by the Plan Administrator for each Participant under the Plan will be added to any other shares or other securities held by the Participant (in book-entry or certificated form) in calculating the number of rights to be issued to the Participant.

7.	The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Fund. There will be no brokerage charges to shareholders with respect to shares of Common Stock issued directly by the Fund as a result of dividends or distributions payable either in Common Shares or in cash. However, each Participant will pay a pro-rata share of brokerage commissions incurred with respect to the Plan Administrator’s Open-Market Purchases in connection with the reinvestment of dividends and distributions.

8.	Each Participant may terminate his or its account under the Plan by so notifying the Plan Administrator by writing to the Plan Administrator at State Street Bank and Trust Company, 200 Clarendon Street, 16th Floor, Boston, MA 20116 or by calling the Plan Administrator’s hotline at (877) 272-8164. Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator at least 10 days prior to any dividend or distribution record date; otherwise, such termination will be effective only with respect to any subsequent dividend or distribution. The Plan may be terminated by the Fund upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Fund. Persons who hold their shares of Common Stock through a broker or other nominee and who wish to terminate their account under the Plan may do so by notifying their broker or nominee.

9.	Upon any termination of the Plan by the Fund or upon any termination by a Participant of its or his account under the Plan, the Plan Administrator will cause full and fractional shares held for the Participant under the Plan to be credited to the Participant in book-entry form with the Fund’s transfer agent. In advance of such termination, a Participant may instead elect to have the Plan Administrator sell part or all of the Participant’s shares and remit the proceeds to the Participant. A sale request that is received before 1:00 p.m. Eastern time, will, subject to market conditions and their factors, generally be sold the same business day. Sales usually take place on a daily basis during trading days on the NYSE, and are generally processed on the day that a sale request is received by the Plan Administrator (if received during a trading day) and no later than five business days of the receipt of that request. Persons who hold their shares of Common Stock through a broker or other nominee and who wish sell part or all of their shares under the Plan may do so by notifying their broker or nominee.

10.	These terms and conditions may be amended or supplemented by the Fund at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice from the Participant of the termination of such Participant’s account under the Plan. Any such amendment may include an appointment by the Plan Administrator, in its place and stead, of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Fund held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

11.	The Plan Administrator will at all times act in good faith and use its commercially reasonable best efforts to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

12.	These terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws rules.